      As filed with the Securities and Exchange Commission on May 31, 2001

                                                           Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            THORNBURG MORTGAGE, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                              119 EAST MARCY STREET
                           SANTA FE, NEW MEXICO 87501
                                 (505) 989-1900
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

         MARYLAND                                               85-0404134
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                              Identification No.)

                           GARRETT THORNBURG, CHAIRMAN
                            THORNBURG MORTGAGE, INC.
                              119 EAST MARCY STREET
                           SANTA FE, NEW MEXICO 87501
                                 (505) 989-1900
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   Copies to:
                            MICHAEL B. JEFFERS, ESQ.
                           JEFFERS, SHAFF & FALK, LLP
                       18881 VON KARMAN AVENUE, SUITE 1400
                            IRVINE, CALIFORNIA 92612

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time or at one time after the effective date of the Registration Statement as the Registrant shall determine.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                              CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
                                                                 AGGREGATE OFFERING     AMOUNT OF REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                    PRICE(1)                  FEE(2)
---------------------------------------------------------        ------------------     ----------------------
Common Stock(3)

Common Stock Warrants

Preferred Stock(4)

Preferred Stock Warrants

Total                                                             $300,000,000(5)               $75,000


      (1) In no event will the maximum aggregate offering price of all securities issued pursuant to this registration statement exceed $300,000,000.

      (2) The prospectus forming a part of this registration statement, as such prospectus may be amended or supplemented from time to time, shall be deemed to relate to the $300,000,000 of securities being registered under this registration statement and, pursuant to Rule 429 under the Securities Act, to $109,457,550 of securities registered and issuable by the registrant pursuant to the Registration Statement on Form S-3, filed on November 26, 1996, File No. 333-16799 (the "Prior Registration Statement"). The amount of filing fees associated with such securities registered pursuant to the Prior Registration Statement (calculated at the fee in effect at the time of filing of the Prior Registration Statement) is approximately $34,000 and was paid at the time of filing of the Prior Registration Statement.

      (3) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of common stock as may be sold, from time to time, by the Registrant. There is also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon conversion of the shares of preferred stock registered hereby.

      (4) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of preferred stock as may be sold from time to time by the Registrant.

      (5)   Calculated pursuant to Rule 457(o) under the Securities Act.

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS CONSTITUTING A PART OF THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND RELATES TO SECURITIES OF THORNBURG MORTGAGE, INC. REGISTERED PURSUANT TO A REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-16799).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MAY 31, 2001


                                  $300,000,000

                            THORNBURG MORTGAGE, INC.

             Common Stock, Preferred Stock and Warrants To Purchase
                        Common Stock and Preferred Stock

         By this prospectus, we may offer, from time to time:

                  o        shares of our common stock;

                  o        shares of our preferred stock;

                  o warrants to purchase shares of our common stock or preferred stock; or

                  o        any combination of the foregoing.

         We will provide the specific terms of each issuance of these securities in supplements to this prospectus at the time of the offering of such securities. You should read this prospectus and any supplement carefully before you decide to invest.

         This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

         The New York Stock Exchange lists our common stock under the symbol "TMA" and our Series A 9.68% Cumulative Convertible Preferred Stock under the symbol "TMA-PrA".

         To ensure that we qualify as a real estate investment trust, no person may own more than 9.8% of the outstanding shares of any class of our common stock or our preferred stock, unless our Board of Directors waives this limitation.

         CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

         We may sell these securities to or through underwriters, dealers or agents, or we may sell the securities directly to investors on our own behalf.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is May 31, 2001

                                TABLE OF CONTENTS


                                                                                                                PAGE
ABOUT THIS PROSPECTUS.............................................................................................1
FORWARD-LOOKING INFORMATION.......................................................................................1
ABOUT THORNBURG MORTGAGE, INC.....................................................................................1
RISK FACTORS......................................................................................................5
USE OF PROCEEDS..................................................................................................11
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.................................................11
DESCRIPTION OF STOCK.............................................................................................11
FEDERAL INCOME TAX CONSIDERATIONS................................................................................17
PLAN OF DISTRIBUTION.............................................................................................24
EXPERTS..........................................................................................................25
LEGAL MATTERS....................................................................................................25
WHERE YOU CAN FIND MORE INFORMATION..............................................................................25
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................26

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this process, we may offer and sell any combination of common stock, preferred stock and warrants to purchase common stock or preferred stock in one or more offerings for total proceeds of up to $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING INFORMATION

         This prospectus and the documents incorporated by reference herein contain or incorporate by reference certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are based on our current expectations, estimates and projections. Pursuant to those Sections, we may obtain a "safe harbor" for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words "believe," "anticipate," "intend," "aim," "expect," "will," and similar words identify forward-looking statements. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections. Important factors that may impact our actual results or may cause our actual results to differ materially from those expressed in any forward-looking statements made by or on our behalf include, but are not limited to, changes in interest rates, changes in the yield curve, changes in prepayment rates, changes in the supply of mortgage-backed securities, our ability to obtain financing, the terms of any financing that we do obtain and the other factors described in this prospectus under the heading "Risk Factors." We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                         ABOUT THORNBURG MORTGAGE, INC.

GENERAL

         We are a mortgage acquisition and origination company that primarily invests in adjustable and variable rate mortgage ("ARM") assets comprised of ARM securities and ARM loans, thereby providing capital to the single family residential housing market. ARM securities represent interests in pools of ARM loans, which often include guarantees or other credit enhancements against losses from loan defaults. While we are not a bank or savings and loan institution, our business purpose, strategy, method of operation and risk profile are best understood in comparison to such institutions. We acquire mortgage assets using our equity capital and borrowed funds. We borrow using our ARM assets as collateral and use the proceeds to invest in additional ARM assets. Our goal is to generate income for distribution to our shareholders based on the difference between the interest income on our ARM assets portfolio and the cost of our borrowings.

         Our corporate structure differs from most lending institutions in that we are organized for tax purposes as a real estate investment trust ("REIT") and therefore generally pass through substantially all of our earnings to shareholders without paying federal or state income tax at the corporate level. Our securities are eligible for purchase by tax-exempt investors, such as pension plans, profit sharing plans, 401(k) plans, Keogh plans and individual retirement accounts, because we do not generate unrelated business income taxable to those types of entities.

         Thornburg Mortgage Home Loans, Inc. ("TMHL"), our wholly-owned taxable REIT subsidiary, conducts our mortgage loan acquisition and mortgage loan origination activities. Through TMHL, we acquire mortgage loans through three channels: (i) bulk acquisitions, which involve acquiring pools of whole loans which are originated using the seller's guidelines and underwriting criteria;
(ii) correspondent lending, which involves acquiring loans from correspondent lenders or other loan originators who originate the individual loans using our underwriting criteria and guidelines; and (iii) direct retail mortgage loan originations. ARM loans acquired from third parties and ARM loans originated by TMHL are intended to be securitized and then held in our portfolio as high quality securitized assets. When used as collateral for borrowing funds, the high quality securitized assets reduce our overall borrowing costs and improve our access to financing. As a service to our customers, we also originate 15 year and 30 year fixed rate mortgage loans, which we then will sell to third party investors. As of March 31, 2001, TMHL is licensed to lend in twenty states. To facilitate our securitization and financing of loans, two special purpose subsidiaries of TMHL have been created: Thornburg Mortgage Funding Corporation II and Thornburg Mortgage Acceptance Corporation II. TMHL and its subsidiaries operate as taxable REIT subsidiaries which provides them with greater flexibility in trading and securitizing assets than if they operated as non-taxable qualified REIT subsidiaries.

         COMPANY INFORMATION

         We are a Maryland corporation that was incorporated on July 28, 1992 and began operations in June, 1993. We are managed by Thornburg Mortgage Advisory Corporation (the "Manager"), which is responsible for our day-to-day operations, subject to the supervision of our Board of Directors. We pay the Manager an annual base management fee based on average shareholders' equity, adjusted for liabilities that are not incurred to finance assets (as defined in the Management Agreement between us and the Manager dated July 15, 1999 and as amended on October 17, 2000 (the "Management Agreement") payable monthly in arrears as follows: 1.15% of the first $300 million of average shareholders' equity, plus 0.85% of that portion above $300 million. For the year ended December 31, 2000, we paid the Manager $4,158,000 in base management fees and $46,000 in performance-based incentive compensation, in accordance with the terms of the Management Agreement. The Management Agreement expires on July 15, 2009. Our principal executive offices are located at 119 East Marcy Street, Santa Fe, New Mexico 87501. Our telephone number is (505) 989-1900.

         STOCK LISTING

         Our common stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "TMA" and our Series A 9.68% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") is traded under the symbol "TMA-PrA".

OPERATING POLICIES AND STRATEGIES

         ASSETS

         Our ARM assets portfolio may consist of either agency or privately issued (generally, publicly registered) mortgage pass-through securities, multi-class pass-through securities, collateralized mortgage obligations ("CMOs"), collateralized bond obligations ("CBOs"), ARM loans, hybrid ARM assets (a subset of ARM assets that are typically 30 year loans that have a fixed rate of interest for an initial period, generally 3 to 10 years, and then convert to adjustable-rate mortgage loans for the balance of the term), fixed-rate mortgage-backed securities that have an expected duration at the time of acquisition of one year or less, short-term investments that either mature within one year or have an interest rate that reprices within one year, or fixed rate mortgage loans originated by TMHL for sale to third parties.

         Agency securities are mortgage-backed securities where a government agency or federally chartered corporation, such as FHLMC ("Freddie Mac"), FNMA ("Fannie Mae") or GNMA ("Ginnie Mae"), guarantees payments of principal or interest on the certificates. Agency securities are not rated, but carry an implied "AAA" rating. We will not invest more than 35% of our ARM assets in hybrid ARM assets and we will limit our interest rate repricing mismatch (the difference between the remaining fixed-rate period of a hybrid ARM and the maturity of the fixed-rate liability funding a hybrid ARM) to a duration of no more than one year. Hybrid ARMs with fixed-rate periods of greater than five years are further limited to no more than 10% of our ARM assets.

         Our investment policy requires that we invest at least 70% of our total assets in "high quality" adjustable and variable rate mortgage securities and short-term investments. High quality means:

         (1) securities that are unrated but are guaranteed by the U.S. Government or issued or guaranteed by an agency of the U.S. Government;

         (2) securities that are rated within one of the two highest rating categories (AAA or AA) by at least one of either Standard & Poor's Corporation or Moody's Investors Service, Inc. (the "Rating Agencies");

         (3) securities that are unrated or whose ratings have not been updated but are determined to be of comparable quality (by the rating standards of at least one of the Rating Agencies) to a high quality rated mortgage security, as determined by our Manager and approved by our Board of Directors; or

         (4) the portion of ARM or hybrid loans that have been deposited into a trust and have received a credit rating of AA or better from at least one Rating Agency.

         As of March 31, 2001, 92% of our portfolio consisted of high quality assets.

         The remainder of our investment portfolio, comprising not more than 30% of our total assets, may consist of other investment assets, which may include:

         (1) adjustable or variable rate pass-through certificates, multi-class pass-through certificates or CMOs backed by loans on single-family, multi-family, commercial or other real estate-related properties rated at least Investment Grade at the time of purchase. "Investment Grade" generally means a security rating of BBB or Baa or better by at least one of the Rating Agencies;

         (2) ARM loans secured by first liens on single-family residential properties, generally underwritten to "A" quality standards, and acquired for the purpose of future securitization;

         (3) fixed rate mortgage loans secured by first liens on single-family residential properties originated for sale to third parties;

         (4) real estate properties acquired as a result of foreclosing on our ARM loans; or

         (5) as authorized by our Board of Directors, up to $70 million of ARM securities rated less than Investment Grade that are created as a result of our loan acquisition and securitization efforts.

         Historically, our investment strategy was to purchase ARM securities and ARM loans originated and serviced by other mortgage lending institutions. In 1999, we expanded our acquisition strategy to include acquiring ARM loans directly from loan originators that meet our underwriting guidelines through a new correspondent lending program, which currently includes approximately thirty company-approved financial institutions. In 2000, we began originating loans on a retail basis directly through TMHL. We also have the capability to purchase the servicing rights for the loans that we acquire and to service the loans that we originate. By owning the servicing rights, we intend to provide borrowers with high quality customer service along with loan modification and refinance opportunities. We expect to avoid establishing a high fixed cost infrastructure generally associated with operating a mortgage origination and loan servicing business by utilizing (1) private-label "fee based" third-party vendors who specialize in the underwriting, processing and closing of mortgage loans, and
(2) a subservicer to provide the capability to service the loans that we originate or purchase.

         We intend to securitize the ARM loans and pools of ARM loans that we acquire through TMHL from third parties, as well as the ARM loans that TMHL originates directly. We then intend to hold such securitized loans as high quality assets in our portfolio. The securitization of individual loans into high quality assets improves our access to funding and reduces our borrowing costs enabling us to acquire additional ARM assets for our portfolio. Acquiring and originating ARM loans for securitization also benefits us by providing (i) greater control over the quality and types of ARM assets acquired; (ii) the ability to acquire ARM assets at lower prices so that the amount of the premium to be amortized will be reduced in the event of prepayment; (iii) additional sources of new whole-pool ARM assets; and (iv) potentially higher yielding investments in our portfolio.

         BORROWINGS

         We finance the purchase of ARM assets using equity capital and by using borrowings collateralized by our ARM assets at short-term borrowing rates and using the proceeds to acquire additional ARM assets. These borrowings are primarily in the form of reverse repurchase agreements using our ARM securities as collateral. Reverse repurchase agreements are a form of collateralized short term borrowings. We generally expect to maintain an equity-to-assets ratio of between 8% and 10%, as measured on a historical cost basis. This ratio may vary from time to time within the above stated range depending upon market conditions and other factors that our management deems relevant, but cannot fall below eight percent without the approval of our Board of Directors. As of March 31, 2001, this ratio was 9.25%.

         We attempt to mitigate our interest-rate risk by funding our ARM assets with borrowings that have maturities that approximately match the interest-rate adjustment periods on our ARM assets. Accordingly, most of our borrowings bear variable or short-term fixed (one year or less) interest rates because, as of March 31, 2001, 75% of our ARM assets had interest rates that adjust within one year. However, for that part of our portfolio that is financing our hybrid ARM assets, which have fixed interest rate periods of from 3 to 10 years, and as of March 31, 2001, average a 2.7 year fixed rate period, we typically extend the maturity of our borrowings such that the duration difference of the hybrid ARM asset and the fixed rate borrowing is less than one year. We generally accomplish this fixed rate maturity extension through the use of interest rate swap transactions where we contractually enter into a transaction obligating us to pay a fixed interest rate for a specified term. As of March 31, 2001, our current interest rate swap portfolio had a remaining fixed rate term to maturity of 2.2 years, closely matching the remaining fixed rate term of our hybrid ARM assets.

         Generally, our borrowing agreements require us to deposit additional collateral in the event that the market value of our existing collateral declines, which, in dramatically rising interest rate markets, could require us to sell assets to reduce the borrowings. We have established lines of credit and collateralized financing agreements with 26 different financial institutions.

         We have also financed the purchase of additional ARM assets by issuing debt obligations in the capital markets which are collateralized by securitized pools of our ARM assets that are placed in a trust. The principal and interest payments on the debt are paid by the trust out of the cash flows received on the collateral. By using such a structure, we can issue debt that will not be subject to margin calls once the debt obligation has been issued. As of March 31, 2001, capital markets debt represented 14% of our total debt obligations.

         HEDGING ARM LIFETIME INTEREST RATE CAPS

         In addition to the use of interest rate swaps to manage the interest rate risk associated with our hybrid ARMs, we also make use of other hedging strategies to mitigate the impact of certain adverse changes in interest rates on our net interest income and fair value changes of our ARM assets. In general, ARM assets have a maximum lifetime interest rate cap, or ceiling, meaning that each ARM asset contains a contractual maximum interest rate. This lifetime interest rate cap is a component of the fair value of an ARM asset. Since our borrowings are not subject to equivalent interest rate caps, we purchase interest rate cap agreements to allow the yield on our ARM assets to continue to rise above its contractual maximum rate. Pursuant to the terms of such cap agreements, we will receive cash payments if the interest rate index specified in any such cap agreement increases above certain specified levels. Therefore, such cap agreements have the effect of offsetting a portion of our borrowing costs and reducing the effect of the lifetime cap feature on our ARM assets so that the yield on our ARM assets will continue to rise in high interest rate environments as our cost of borrowing rises.

                                  RISK FACTORS

         The following is a summary of the risk factors that we currently believe are important and that could cause our results to differ from expectations. This is not an exhaustive list; other factors not listed here could be material to our results.

         We can provide no assurance with respect to projections or forward-looking statements made by us or by others with respect to our future results. Any one of the factors listed here, or other factors not so listed, could cause actual results to differ materially from expectations. It is not possible to accurately project future trends with respect to these factors, or to project which factors will be most important in determining our results, or to project what our future results will be. Before making an investment decision you should carefully consider all of the risks described in this prospectus.

IF THE INTEREST PAYMENTS ON OUR BORROWINGS INCREASE RELATIVE TO THE INTEREST WE EARN ON OUR ARM ASSETS, IT MAY ADVERSELY AFFECT OUR PROFITABILITY.

         We earn money based upon the spread between the interest payments that we earn on the ARM assets in our investment portfolio and the interest payments that we must make on our borrowings. If the interest payments on our borrowings increase relative to the interest we earn on our ARM assets, our profitability may be adversely affected.

DIFFERENCES IN TIMING OF INTEREST RATE ADJUSTMENTS ON OUR ARM ASSETS AND OUR BORROWINGS MAY ADVERSELY AFFECT OUR PROFITABILITY.

         The ARM assets that we acquire have adjustable or variable rates. This means that their interest rates may vary over time based upon changes in an objective interest rate index, such as:

                  o London Interbank Offered Rate ("LIBOR"). The interest rate that banks in London offer for deposits in London of U.S. dollars.

                  o Treasury Index. An annual, monthly or weekly average yield of benchmark U.S. Treasury securities, as published by the Federal Reserve Board.

                  o CD Rate. The weekly average of secondary market interest rates on six-month negotiable certificates of deposit, as published by the Federal Reserve Board.

                  o Cost of Funds. The actual cost of funds of savings institutions, as reported by the Office of Thrift Supervision.

         Accordingly, if short-term interest rates increase, this may adversely affect our profitability because the interest rates on our borrowings generally adjust more frequently than the interest rates on our ARM assets. For example, on March 31, 2001, our non-hybrid ARM assets had a weighted average next repricing period of 88 days, while our borrowings had a weighted average next repricing period of 28 days. On our hybrid ARM assets, the average remaining fixed rate term approximated 2.7 years on March 31, 2001 as compared to an average remaining fixed rate term of 2.2 years on our interest rate swaps. Accordingly, in a period of rising interest rates with respect to non-hybrid ARM assets, or if interest rates were higher after the hedged fixed rate period with respect to hybrid ARM assets, we could experience a decrease in net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our ARM assets.

INTEREST RATE CHANGES WILL AFFECT OUR ARM ASSETS AND BORROWINGS DIFFERENTLY WHICH MAY ADVERSELY AFFECT OUR PROFITABILITY.

         Interest rate changes may also impact our ARM assets and borrowings differently because our ARM assets are indexed to various indices whereas the interest rate on our borrowings generally move with changes in LIBOR. Although we have always favored acquiring LIBOR-based ARM assets in order to reduce this risk, LIBOR-based ARMs are not generally well accepted by homeowners in the U.S. As a result, we have acquired ARM assets indexed to a mix of indices in order to diversify our exposure to changes in LIBOR in contrast to changes in other indices. During times of global economic instability, U.S. Treasury rates generally decline because foreign and domestic investors generally consider U.S. Treasury instruments to be a safe haven for investments. Our ARM assets indexed to U.S. Treasury rates then decline in yield as U.S. Treasury rates decline, whereas our borrowings and other ARM assets may not be affected by the same pressures or to the same degree. As a result, our income can improve or decrease depending on the relationship between the various indices that our ARM assets are indexed to compared to changes in our cost of funds.

INTEREST RATE CAPS ON OUR ARM ASSETS MAY ADVERSELY AFFECT OUR PROFITABILITY.

         Our ARM assets are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount by which an interest rate can increase during any given period. Lifetime interest rate caps limit the amount by which an interest rate can increase through maturity of an ARM asset. Our borrowings are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings could increase without limitation while the interest rates on our ARM assets would be limited by caps. In order to mitigate the risks from lifetime interest rate caps, we purchase interest rate cap agreements that result in our receiving cash payments if the interest rate indices specified in the cap agreements exceed certain levels.

OUR USE OF HEDGING STRATEGIES TO MITIGATE OUR INTEREST RATE AND PREPAYMENT RISKS MAY NOT BE EFFECTIVE.

         Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us mitigate the interest rate risks described above. However, no hedging strategy can completely insulate us from risk. Furthermore, certain of the federal income tax requirements that we must satisfy to qualify as a REIT limit our ability to hedge against such risks. We will not enter into hedging transactions if we believe they will jeopardize our status as a REIT. In addition, we do not use a hedging strategy with respect to the final year of the fixed term of our hybrid ARM assets, which may expose us to additional risk in periods of rising interest rates.

AN INCREASE IN PREPAYMENT RATES MAY ADVERSELY AFFECT OUR PROFITABILITY.

         We have purchased ARM securities that have a higher interest rate than the market interest rate at the time of purchase. In exchange for this higher interest rate, we must pay a premium over the outstanding balance to acquire the ARM asset. In accordance with accounting rules, we amortize this premium over the term of the ARM asset. If the ARM asset is prepaid in whole or in part prior to its expected life, we must amortize the premium at a faster rate, resulting in a reduced yield on our ARM assets. This adversely affects our profitability.

         Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

         Additionally, when interest rates decline and higher interest rate ARM assets are prepaid, we may not be able to reinvest the proceeds in ARM assets that have comparable yields, which could also adversely affect our profitability.

         While we seek to minimize prepayment risk to the greatest extent practical, in selecting investments we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

AN INCREASE IN INTEREST RATES MAY ADVERSELY AFFECT OUR BOOK VALUE.

         Increases in interest rates may negatively affect the market value of our ARM assets. In accordance with accounting rules, we reduce our book value by the amount of any decrease in the market value of our ARM securities and we disclose the fair value of our ARM loans in the footnotes to our financial statements.

OUR STRATEGY INVOLVES LEVERAGE.

         We seek to maintain an equity-to assets ratio of between 8% and 10%, based on historical costs. We incur this leverage by borrowing against a substantial portion of the market value of our ARM assets. By incurring this leverage, we expect to enhance our returns. However, this leverage, which is fundamental to our investment strategy, also creates significant risks, which are outlined below:

      o     OUR LEVERAGE MAY CAUSE SUBSTANTIAL LOSSES.

         Because of our leverage, we may incur substantial losses if our borrowing costs increase. Our borrowing costs may increase for various reasons, including but not limited to the following:

            o     short-term interest rates increase;

            o     the market value of our ARM assets decreases;

            o     interest rate volatility increases; or

            o     the availability of financing in the market decreases.

      o OUR LEVERAGE MAY MAGNIFY THE IMPACT OF MARGIN CALLS, REDUCING OUR LIQUIDITY, AND RESULT IN DEFAULTS OR FORCE US TO SELL ASSETS UNDER ADVERSE MARKET CONDITIONS.

         A decline in the value of our ARM assets may result in our lenders initiating margin calls. A margin call means that the lender requires us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of the borrowing. If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. This could force us to sell our ARM assets under adverse market conditions. Additionally, in the event of bankruptcy, our borrowings, which are generally made under repurchase agreements, may qualify for special treatment under the Bankruptcy Code. This special treatment would allow the lenders under these agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under these agreements without delay.

      o     LIQUIDATION OF COLLATERAL MAY JEOPARDIZE OUR REIT STATUS.

         To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our ARM assets, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT. For further discussion of these asset and source of income requirements and the consequences of our failure to continue to qualify as a REIT, please see the "Federal Income Tax Considerations" section of this prospectus.

      o     WE MAY NOT BE ABLE TO ACHIEVE OUR OPTIMAL LEVERAGE.

         We use leverage as a strategy to increase the return to our investors. However, we may not be able to achieve our desired leverage for various reasons, including but not limited to the following:

            o we determine that the leverage would expose us to excessive risk;

            o our lenders do not make funding available to us at acceptable rates; or

            o our lenders require that we provide additional collateral to cover our borrowings.

      o WE MAY INCUR INCREASED BORROWING COSTS WHICH WOULD ADVERSELY AFFECT OUR PROFITABILITY.

         Most of our borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these repurchase agreements increase, it would adversely affect our profitability, particularly in the short term.

         Our borrowing costs under reverse repurchase agreements generally correspond to short-term interest rates such as LIBOR, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary for various reasons, including but not limited to the following:

            o     the movement of interest rates;

            o     the availability of financing in the market; or

            o     the value and liquidity of our ARM assets.

IF WE ARE UNABLE TO BORROW AT FAVORABLE RATES, OUR PROFITABILITY MAY BE ADVERSELY AFFECTED.

         Since we rely primarily on short-term borrowings, our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew or replace maturing borrowings on favorable terms, we would have to sell our assets under possibly adverse market conditions.

OUR INVESTMENT STRATEGY OF ACQUIRING, ACCUMULATING AND SECURITIZING ARM LOANS INVOLVES CREDIT RISK.

         We bear the risk of loss on any ARM loans that we acquire or originate. We have acquired ARM loans which are not credit enhanced and which do not have the backing of Fannie Mae or Freddie Mac with the intention of securitizing such loans into high quality assets. Accordingly, we will be subject to risks of borrower default, bankruptcy and special hazard losses (such as those occurring from earthquakes) to the extent that there is any deficiency between the value of the mortgage collateral and insurance and the principal amount of the ARM loan. In the event of a default on any such loans that we hold, we would bear the loss of principal between the value of the mortgaged property and the outstanding indebtedness, as well as the loss of interest. We intend to securitize the ARM loans that we acquire to achieve better financing rates and to improve our access to financing. We expect, however, to retain some credit risk, as well as risks of bankruptcy and special hazard losses, in order to facilitate the creation of high quality ARM securities for our portfolio. As of March 31, 2001, 0.19% of our assets where we bear the risk of credit loss were 60 days or greater delinquent.

OUR RECENT EXPANSION INTO NEW LINES OF BUSINESS MAY NOT BE SUCCESSFUL.

         Our recent expansion into mortgage loan origination through TMHL represents a new line of business for us and therefore, we cannot guarantee that we will be successful. We are attempting to mitigate the high fixed costs generally associated with such activity by using (1) private-label "fee based" third-party vendors who specialize in the underwriting, processing and closing of mortgage loans, and (2) a subservicer to provide the capability to service the loans that we originate or purchase. We are dependent upon the availability and quality of the performance of such third party providers and we cannot guarantee that they will successfully perform the services for which we engage them.

WE HAVE NOT ESTABLISHED A MINIMUM DIVIDEND PAYMENT LEVEL.

         We intend to pay quarterly dividends and to make distributions to our shareholders in amounts such that all or substantially all of our taxable income in each year (subject to certain adjustments) is distributed. This will enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected for the reasons described in this section. All distributions will be made at the discretion of our Board of Directors and will depend on our earnings, our financial condition, the maintenance of our REIT status and such other factors as our Board of Directors may deem relevant from time to time.

BECAUSE OF COMPETITION, WE MAY NOT BE ABLE TO ACQUIRE ARM ASSETS AT FAVORABLE YIELDS.

         Our net income depends, in large part, on our ability to acquire ARM assets at favorable spreads over our borrowing costs. In acquiring ARM assets, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase ARM assets, many of which have greater financial resources than us. As a result, in the future, we may not be able to acquire sufficient ARM assets at favorable spreads over our borrowing costs.

WE ARE DEPENDENT ON OUR KEY PERSONNEL.

         We are dependent on the efforts of our key officers and employees, including Garrett Thornburg, Chairman of the Board of Directors and Chief Executive Officer; Larry Goldstone, President and Chief Operating Officer; and Richard P. Story, Chief Financial Officer and Treasurer. The loss of any of their services could have an adverse effect on our operations.

SOME OF OUR DIRECTORS AND OFFICERS HAVE OWNERSHIP INTERESTS IN AN AFFILIATE THAT CREATE POTENTIAL CONFLICTS OF INTEREST.

         Mr. Thornburg, our Chairman and Chief Executive Officer, and several of our other directors and officers, have direct and indirect ownership interests in an affiliate that create potential conflicts of interest. Mr. Thornburg is Chairman of the Board, President and a director of the Manager and owns a controlling interest in the Manager. Mr. Goldstone, our President and Chief Operating Officer and one of our directors, is a managing director of the Manager. Mr. Story, our Treasurer and Chief Financial Officer, is also a managing director and the Chief Accounting Officer of the Manager. As such, Mr. Thornburg, Mr. Goldstone and Mr. Story are paid employees of the Manager. Mr. Goldstone and Mr. Story own minority interests in the Manager.

         Under the Management Agreement, the Manager is entitled to earn certain incentive compensation based on the level of our annualized net income. In evaluating mortgage assets for investment and with respect to other management strategies, an undue emphasis on the maximization of income at the expense of other criteria could result in increased risk to the value of our portfolio.

WE AND OUR SHAREHOLDERS ARE SUBJECT TO CERTAIN TAX RISKS.

      o OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE ADVERSE CONSEQUENCES ON THE AMOUNT OF CASH AVAILABLE FOR DIVIDEND DISTRIBUTIONS.

         Since 1993, we have qualified for taxation as a REIT for federal income tax purposes. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 75% of our assets must be qualified REIT real estate assets, government securities, cash and cash items; and 95% of our gross income must come from real estate sources and certain other sources, mainly interest and dividends. We are also required to distribute to shareholders at least 90% of our REIT taxable income (excluding capital gains). Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the Internal Revenue Service (the "Service") might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult or impossible for us to remain qualified as a REIT.

         If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the Service granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year in which we first fail to qualify. If we fail to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to our shareholders. This would likely have a significant adverse effect on the value of our stock. In addition, the tax law would no longer require us to make distributions to our shareholders.

      o  WE HAVE CERTAIN DISTRIBUTION REQUIREMENTS.

         As a REIT, we must distribute 90% of our annual taxable income. The required distribution limits the amount that we have available for other business purposes, including amounts to fund our growth. It is also possible that because of the differences between the time during which we actually receive revenue or pay expenses and the period during which we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement.

      o  WE ARE ALSO SUBJECT TO OTHER TAX LIABILITIES.

         Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and property. Any of these taxes would reduce our operating cash flow.

THE LOSS OF THE INVESTMENT COMPANY ACT EXEMPTION WOULD ADVERSELY AFFECT US.

         We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described in this prospectus.

         The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests. ARM securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Therefore, our ownership of such ARM securities is limited by the provisions of the Investment Company Act. In addition, in meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests ARM securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation of such treatment, we could be required to sell a substantial amount of our ARM securities under potentially adverse market conditions. Further, in order to insure that we at all times qualify for the exemption from the Investment Company Act, we may be precluded from acquiring ARM securities whose yield is higher than the yield on ARM securities that could be purchased in a manner consistent with the exemption. The net effect of these factors may be to lower our net income.

ISSUANCES OF LARGE AMOUNTS OF OUR STOCK COULD CAUSE OUR PRICE TO DECLINE.

         As of March 31, 2001, 21,719,178 shares of our common stock were outstanding. This prospectus may be used for the issuance of additional shares of common stock or shares of preferred stock that are convertible into common stock, as well as the issuance of warrants to purchase common stock or convertible preferred stock. If we issue a significant number of shares of common stock or convertible preferred stock, or if warrant holders exercise their warrants in a short period of time, dilution of our outstanding common stock and an accompanying decrease in the market price of our common stock could occur.

WE MAY CHANGE OUR POLICIES WITHOUT SHAREHOLDER APPROVAL.

         Our Board of Directors establishes all of our fundamental operating policies, including our investment, financing and distribution policies, and any revisions in such policies requires the approval of the Board of Directors. Although the Board has no current plans to do so, it may amend or revise these policies at any time without a vote of our shareholders. Policy changes could adversely affect our financial condition, results of operations, the market price of our common stock or our ability to pay dividends or distributions.

                                 USE OF PROCEEDS

         Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement for general corporate purposes. These general corporate purposes may include, without limitation, repayment of maturing obligations, redemption of outstanding indebtedness, financing future acquisitions (including, but not limited to, acquisitions of ARM assets), capital expenditures and working capital. Pending any such uses, we may invest the net proceeds from the sale of any securities or may use them to reduce short-term indebtedness.

         RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

                            Thornburg Mortgage, Inc.
                     Ratio of Earnings to Fixed Charges and
                            Preferred Stock Dividends

                                   For the     For the         For the       For the        For the          For the
                                   Period        Year            Year          Year           Year            Year
                                    Ended        Ended          Ended          Ended          Ended           Ended
                                   March 31,  December 31,   December 31,   December 31,   December 31,    December 31,
                                     2001         2000            1999         1998           1997            1996
                                   ---------  ------------   ------------   ------------   -------------   ------------
Ratio of earnings to fixed
charges and preferred stock       1.15x          1.09x         1.08x          1.06x          1.17x         1.21x
dividends


         The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings as adjusted by fixed charges and preferred stock dividends. For this purpose, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense, including the amortization of capitalized issuance costs relating to indebtedness.

                              DESCRIPTION OF STOCK

GENERAL

         We may offer under this prospectus one or more of the following categories of securities: (i) shares of our common stock; (ii) shares of our preferred stock, in one or more series; (iii) common stock warrants; (iv) preferred stock warrants, and (v) any combination of the foregoing, either individually or consisting of one or more of the types of securities described in clauses (i) through (iv). The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

         Our authorized capital stock consists of 47,218,000 shares of common stock, par value $0.01 per share, 2,760,000 shares of Series A Preferred Stock, par value $0.01 per share, and 22,000 shares of Series B Cumulative Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"). Pursuant to our Articles of Incorporation, as amended (the "Articles of Incorporation"), our Board of Directors has the right to classify or reclassify any unissued shares of common stock into one or more classes or series of common stock or preferred stock. As of March 31, 2001, we had 21,719,178 shares of common stock outstanding, 2,760,000 shares of Series A Preferred Stock outstanding, and no shares of Series B Preferred Stock outstanding. As of March 31, 2001, we had 224,711 stock options outstanding to purchase our common stock.

         On January 25, 2001, our Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of our common stock held by shareholders of record as of the close of business on April 6, 2001. In addition, one Right will automatically attach to each share of our common stock issued between April 6, 2001 and the Distribution Date, as defined below. Each Right entitles the registered holder thereof to purchase a unit consisting of one one-thousandth of a share of the Series B Preferred Stock. Initially, the Rights are not exercisable and are attached to and trade with our common stock outstanding as of, and all common stock issued after, April 6, 2001. The Rights will separate from the common stock and become exercisable upon the earlier of (i) the close of business on the 10th calendar day following the earlier of (a) the date of the first public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of 9.8% or more of our outstanding common stock (an "Acquiring Person"), or (b) the date on which we first have notice or otherwise determine that a person has become an Acquiring Person, or (ii) the close of business on the 10th business day following the commencement of a tender offer or exchange offer that would result, upon its consummation, in a person or group becoming the beneficial owner of 9.8% or more of our outstanding common stock (the earlier of (i) and (ii), the "Distribution Date").

COMMON STOCK

         All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable. The statements below describing our common stock are in all respects subject to and qualified in their entirety by reference to our Articles of Incorporation, our By-laws, as amended (the "By-laws"), and any articles supplementary to our Articles of Incorporation.

         VOTING

         Each of our common shareholders is entitled to one vote for each share held of record on each matter submitted to a vote of common shareholders.

         Our By-laws provide that annual meetings of our shareholders will be held each calendar year on the date determined by our Board of Directors, and special meetings may be called by a majority of our Board of Directors, our Chairman, a majority of our independent directors, our President or by shareholders entitled to cast at least 25% of the votes which all shareholders are entitled to cast at the meeting.

         DIVIDENDS; LIQUIDATION; OTHER RIGHTS

         Common shareholders are entitled to receive dividends when, as and if declared by our Board of Directors out of legally available funds. The right of common shareholders to receive dividends is subordinate to the rights of our preferred shareholders. If we have a liquidation, dissolution or winding up, our common shareholders will share ratably in all of our assets remaining after the payment of all of our debts and other liabilities and the payment of all liquidation and other preference amounts to our preferred shareholders. Common shareholders have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to shares of our common stock. Our Articles of Incorporation and By-laws contain no restrictions on our repurchase of shares of our common stock.

         We have a Dividend Reinvestment and Stock Purchase Plan (the "DRP") that allows both common and preferred shareholders to have their dividends reinvested in additional shares of our common stock and to purchase additional shares. The common stock to be acquired for distribution under the DRP may be purchased from us at a discount from the then prevailing market price or in the open market, at our discretion. Shareholders and non-shareholders also can make additional purchases of stock monthly, subject to a minimum of $100 ($500 for non-shareholders) and a maximum of $5,000 per month.

CLASSIFICATION OR RECLASSIFICATION OF COMMON STOCK

         Our Articles of Incorporation authorize our Board of Directors to reclassify any unissued shares of common stock into other classes or series of shares, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

PREFERRED STOCK

         The following description sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to our Articles of Incorporation, our By-laws, and any articles supplementary to our Articles of Incorporation, designating terms of a series of preferred stock. The preferred stock, when issued, will be fully paid and non-assessable. Because our Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, our Board of Directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common shareholders.

         Although our authorized capital stock includes Series A Preferred Stock and Series B Preferred Stock, any preferred stock that we sell pursuant to this prospectus and any supplement thereto will be a new series of preferred stock. The rights, preferences, privileges and restrictions of each new series of preferred stock will be fixed by the articles supplementary relating to such series. A prospectus supplement, relating to each such series, will specify the terms of the preferred stock, as follows:

                  o     the title and stated par value of the preferred stock;

                  o the number of shares offered, the liquidation preference per share and the offering price of the shares;

                  o the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

                  o the date from which dividends on the preferred stock will accumulate, if applicable;

                  o     the voting rights, if applicable;

                  o the provision for a sinking fund, if any, for the preferred stock;

                  o the provision for redemption, if applicable, of the preferred stock;

                  o any listing of the preferred stock on any securities exchange;

                  o the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

                  o any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

                  o a discussion of certain material federal income tax considerations applicable to the preferred stock;

                  o the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

                  o any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and

                  o any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our status as a REIT.

SECURITIES WARRANTS

         We may issue securities warrants for the purchase of our common stock or preferred stock. Securities warrants may be issued independently or together with any other securities covered by the registration statement offered by this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of securities warrants will be issued under a separate agreement to be entered into between us and a bank or trust company, as agent ("Securities Warrant Agent"), all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. Each issue of securities warrants will be evidenced by warrant certificates (the "Securities Warrant Certificates"). The Securities Warrant Agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of securities warrants.

         If securities warrants are offered, the applicable prospectus supplement will describe the terms of such securities warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such securities warrants, and in the case of securities warrants for preferred stock, the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such securities warrants; (iii) the designation and terms of the securities with which such securities warrants are being offered and the number of such securities warrants being offered with each such security; (iv) the date on and after which such securities warrants and the related securities will be transferable separately; (v) the price at which the number of shares purchasable upon exercise of the securities warrants may be purchased; (vi) the date on which the right to exercise such securities warrants shall begin and the expiration date on which such right shall expire, (vii) certain federal income tax consequences; and (viii) any other material terms of such securities warrants.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

         To ensure that we meet the requirements for qualification as a REIT, our Articles of Incorporation prohibit anyone from owning, directly or indirectly, a number of shares of our capital stock in excess of 9.8% of the outstanding shares. Shares of capital stock not owned directly will be deemed to be owned indirectly by any person if that person is considered the beneficial owner of such shares for purposes of Rule 13(d)(3) promulgated under the Exchange Act. In addition, indirect ownership refers to constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Code, as modified in Section 856(h) of the Code.

         The constructive ownership provisions of Section 544 of the Code generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its shareholders, partners or beneficiaries; attribute ownership of securities owned by family members to other members of the same family; and set forth rules for attributing securities constructively owned by one person to another person (i.e., "reattribution"). To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit. All certificates representing shares of capital stock will bear a legend referring to the restrictions on ownership described above.

         Any purported transfer of shares of capital stock that would result in an intended transferee (the "purported transferee") owning (directly or indirectly) shares of capital stock in excess of the 9.8% ownership limit will constitute "excess shares." Our Board of Directors has the right to refuse to allow such transfers of excess shares to take place. Our Board of Directors also has the right to redeem the excess shares, upon at least one week notice to the holder of the shares, for a price equal to the closing price of shares of the same class, series or type on the NYSE on the last business day prior to the redemption date. From and after such redemption date, such shares will not be entitled to any distribution or other benefits, with the exception only of the right to payment of the redemption price for such shares.

         Any transfer of shares of capital stock that would cause us to be disqualified as a REIT will be void to the fullest extent permitted by law, and the purported transferee will be deemed to have no interest in those shares. If the foregoing transfer restriction is determined to be void or invalid as a result of any legal decision, statute, rule or regulation, then the purported transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.

         At least 15 days prior to any transaction which would cause a shareholder to acquire excess shares in violation of our Articles of Incorporation or within 10 days upon the demand of our Board of Directors, such person must file an affidavit with us setting forth the information required to be reported in returns filed by shareholders under Treasury Regulation 1.857-9 and in reports filed under Section 13(d) of the Exchange Act. Additionally, upon the demand of our Board of Directors, each proposed transferee of shares of capital stock may be required to file a statement or affidavit with us setting forth the number of shares already owned by such transferee and any related person.

         Our Board of Directors may increase or decrease the 9.8% ownership limit. In addition, our Board of Directors may, pursuant to our Articles of Incorporation, waive the 9.8% ownership limit for a purchaser of our stock who has provided the Board with evidence and assurances that our qualification as a REIT will not be jeopardized. At present, we do not intend to waive the 9.8% ownership limit for any purchaser.

         The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

CLASSIFICATION OF BOARD OF DIRECTORS, VACANCIES AND REMOVAL OF DIRECTORS

         Our By-laws provide for a staggered Board of Directors of between three and nine directors divided into three classes, with terms of three years each. In order for us to qualify as a REIT, a majority of our directors must be independent. The number of directors in each class and the expiration of each class term is as follows:

         Class I           3 Directors      Expires 2004
         Class II          3 Directors      Expires 2002
         Class III         3 Directors      Expires 2003

         At each annual meeting of our shareholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A staggered Board of Directors may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our shareholders may consider desirable. In addition, a staggered Board of Directors could prevent shareholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years.

         Our By-laws provide that any vacancy on our Board of Directors may be filled by a majority of the remaining directors. Any individual so elected director will hold office for the remaining term of the director that he or she is replacing. Our By-laws provide that a director may be removed with or without cause at any shareholder meeting upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors.

INDEMNIFICATION

         Our Articles of Incorporation obligate us to indemnify our directors and officers to the maximum extent permitted by Maryland law, as amended from time to time. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses that they actually incur in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LIMITATION OF LIABILITY

         The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation provide for elimination of the personal liability of our directors and officers to us or our shareholders for money damages to the maximum extent permitted by Maryland law, as amended from time to time.

MARYLAND BUSINESS COMBINATION STATUTE

         The Maryland General Corporation Law establishes special requirements for "business combinations" between a Maryland corporation and "interested shareholders" unless exemptions are applicable. An interested shareholder is any person who beneficially owns 10% or more of the voting power of our then-outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested shareholder unless the Board of Directors approved the transaction prior to the party becoming an interested shareholder. The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder. The law also requires payment of a fair price to shareholders to be determined as set forth in the statute or a supermajority shareholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

                  o 80% of the votes entitled to be cast by holders of outstanding voting shares; and

                  o 66% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder with whom the business combination is to be effected.

MARYLAND CONTROL SHARE ACQUISITION STATUTE

         Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a shareholder vote. Two-thirds of the shares eligible to vote must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other shares of stock the acquiror previously acquired, would entitle the acquiror to exercise at least 10% of the voting power in electing directors. Control shares do not include shares of stock that the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any shareholders' meeting.

         If voting rights are not approved at a meeting of shareholders then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

                  o     the last control share acquisition; or

                  o any meeting where shareholders considered and did not approve voting rights of the control shares.

         If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights. This means that you would be able to redeem your stock back to us for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

         The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction.

         The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders' best interests.

TRANSFER AGENT AND REGISTRAR

         Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004, is the transfer agent and registrar for our stock. Its telephone number is (212) 509-4000.

                        FEDERAL INCOME TAX CONSIDERATIONS

         Based on various assumptions and factual representations that we have made regarding our operations, in the opinion of Jeffers, Shaff & Falk, LLP, our counsel, commencing with our taxable year ended December 31, 1993, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our method of operating has enabled, and will enable us to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through actual operations. Jeffers, Shaff & Falk, LLP will not review our operations, and we cannot give any assurance that actual operations will meet these requirements. The opinion of Jeffers, Shaff & Falk, LLP is not binding on the Service or any court. The opinion of Jeffers, Shaff & Falk, LLP is based upon existing law, Treasury regulations and currently published administrative positions of the Service and judicial decisions, all of which are subject to change either prospectively or retroactively.

         The following discusses the material federal income tax considerations that relate to our treatment as a REIT and that apply to an investment in our stock. This discussion pertains only to Thornburg Mortgage, Inc., our qualified REIT subsidiaries and our shareholders and not to TMHL and its subsidiaries, all of which operate as taxable entities. We cannot give any assurance that the conclusions set out below would be sustained by a court if challenged by the Service. This summary deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to you if you are subject to special tax rules, such as:

                  o     a dealer or trader in securities;

                  o     a financial institution;

                  o     an insurance company;

                  o a shareholder that holds our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position;

                  o a shareholder whose functional currency is not the United States dollar; or

                  o     a tax-exempt organization or foreign taxpayer.

         The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions interpreting the Code as of the date of this prospectus. Any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

         The discussion set out below is intended only as a summary of the material federal income tax consequences of our treatment as a REIT and of an investment in our stock. We urge you to consult your own tax advisors regarding the tax consequences of an investment in our stock, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws. The statements of federal income tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.

GENERAL

         We elected to become subject to tax as a REIT for federal income tax purposes effective for our taxable year ending on December 31, 1993, and we plan to continue to meet the requirements for taxation as a REIT. There can be no assurance, however, that we will qualify as a REIT in any particular taxable year given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances. If we fail to qualify as a REIT in any particular taxable year, we will be subject to federal income tax as a regular domestic corporation, and you will be subject to tax in the same manner as a shareholder of a regular domestic corporation. In that event, we may be subject to a substantial income tax liability in respect of each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to you and other shareholders could be significantly reduced or eliminated. See "Failure to Qualify" below.

REIT QUALIFICATION REQUIREMENTS

         The following is a brief summary of the material technical requirements imposed by the Code that we must satisfy on an ongoing basis to qualify, and remain qualified, as a REIT.

         STOCK OWNERSHIP REQUIREMENTS

         We must meet the following stock ownership requirements:

         (1)      our capital stock must be transferable;

         (2) our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months); and

         (3) no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year. In applying this test, the Code treats some entities as individuals.

         Tax-exempt entities, other than private foundations and certain unemployment compensation trusts, are generally not treated as individuals for these purposes. These stock ownership requirements must be satisfied in each taxable year. Our Articles of Incorporation impose restrictions on the transfer of our shares to help us meet the stock ownership requirements. In addition, Treasury regulations require us to demand from the record holders of designated percentages of our capital stock, annual written statements disclosing actual and constructive ownership of our stock. The same regulations require us to maintain permanent records showing the information we have received regarding actual and constructive stock ownership and a list of those persons failing or refusing to comply with our demand.

         ASSET REQUIREMENTS

         We generally must meet the following asset requirements at the close of each quarter of each taxable year:

                  (a) at least 75% of the value of our total assets must be "qualified REIT assets" (described below), government securities, cash and cash items;

                  (b) no more than 20% of the value of our total assets may be securities of one or more Taxable REIT Subsidiaries (described below); and

                  (c) except for securities in the 75% asset class, securities in a Taxable REIT Subsidiary or "qualified REIT subsidiary," and certain partnership interests and debt obligations

                           (1) no more than 5% of the value of our total assets may be securities of any one issuer,

                           (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer, and

                           (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

         "Qualified REIT assets" generally include (among other assets) interests in mortgages on real property including the ARM assets that we acquire and hold, ownership interests in real property and shares in other REITs. A "Taxable REIT Subsidiary" is a corporation that may earn income that would not be qualifying income if earned directly by the REIT. A REIT may hold up to 100% of the stock in a Taxable REIT Subsidiary, as we do with respect to TMHL. A Taxable REIT Subsidiary will pay tax at the corporate rates on any income it earns. Moreover, the Code contains rules to ensure that contractual arrangements between a Taxable REIT Subsidiary and the parent REIT are at arm's length.

         If we fail to meet any of the asset tests as of the close of a calendar quarter due to the acquisition of securities or other assets, the Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests. If we do cure a failure within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter.

         GROSS INCOME REQUIREMENTS

         We generally must meet the following gross income requirements for each taxable year:

                  (a) at least 75% of our gross income must be derived from the real estate sources, including interest income from mortgage loans and gain from the disposition of qualified REIT assets, and "qualified temporary investment income" (generally, income we earn from investing new capital in non-real estate assets, provided we received that income within one year of acquiring such new capital); and

                  (b) at least 95% of our gross income for each taxable year must be derived from sources of income, including the types of gross income described just above, as well as dividends, interest, and gains from the sale of stock or other financial instruments (including interest rate swap and cap agreements, options, futures contracts, forward rate agreements or similar financial instruments entered into to hedge variable rate debt incurred to acquire qualified REIT assets) not held for sale in the ordinary course of business.

         DISTRIBUTION REQUIREMENTS

         We generally must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and net capital gains) and (b) 90% of the net income (after tax, if any) from foreclosure property, minus (2) the sum of certain items of non-cash income. In addition, if we were to recognize "Built-in Gain" on disposition of any assets acquired from a regular (non-REIT) C corporation in most types of tax-free acquisitions, we would be required to distribute at least 90% of the Built-in Gain recognized net of the tax we would pay on such gain. Built-in Gain is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition). As to our net capital gains, rather than distribute them, we may elect to retain and pay the federal income tax on them, in which case our shareholders will (1) include their proportionate share of the undistributed net capital gains in income, (2) receive a credit for their share of the federal income tax we pay and (3) increase the bases in their stock by the difference between their share of the capital gain and their share of the credit.

FAILURE TO QUALIFY

         If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We will not be allowed to deduct distributions to shareholders in these years, thereby reducing our after-tax cash available for dividend distribution. If we are not a REIT, the Code would not require us to make distributions. Further, unless entitled to the relief provisions of the Code, we also will be barred from re-electing REIT status for the four taxable years following the year in which we fail to qualify. It is not possible to state in what circumstances we would be entitled to any statutory relief.

         We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. To maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

TAXATION OF THORNBURG MORTGAGE, INC.

         In each year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that we distribute to our shareholders. We will, however, be subject to federal income tax at regular corporate income tax rates on any undistributed taxable income or capital gain.

         Notwithstanding our qualification as a REIT, we may also be subject to tax in the following other circumstances:

                  o If we fail to satisfy either the 75% or the 95% gross income test, but nonetheless maintain our qualification as a REIT because we meet other requirements, we generally will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% gross income test multiplied by a fraction intended to reflect our profitability.

                  o We will be subject to a tax of 100% on net income derived from any "prohibited transaction" which is, in general, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business.

                  o If we have (1) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, it will be subject to federal income tax at the highest corporate income tax rate.

                  o If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any amount of undistributed ordinary income and capital gain net income from preceding taxable years, we will be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year.

                  o If we acquire a Built-in Gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and we recognize Built-in Gain upon a disposition of such asset occurring within 10 years of its acquisition, then we will be subject to federal tax to the extent of any Built-in Gain at the highest corporate income tax rate.

                  o We may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated.

                  o TMHL, TMHL's taxable subsidiaries and any other taxable REIT subsidiary of ours will be subject to taxation on net income and will make distributions to us as its sole shareholder only on after-tax income.

TAXATION OF SHAREHOLDERS

         Unless you are a tax-exempt entity, distributions that we make to you, including constructive distributions, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. Distributions to our corporate shareholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction, as long as our REIT election is in effect.

         Distributions that we designate as capital gain dividends generally will be taxable in your hands as long-term capital gains, to the extent such distributions do not exceed our actual net capital gain for the taxable year. In the event that we realize a loss for the taxable year, you will not be permitted to deduct any share of that loss. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have. Future Treasury regulations may require you to take into account, for purposes of computing your individual alternative minimum tax liability, some of our tax preference items.

         Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year, generally are treated as if we had paid, and you had received them on December 31st of the calendar year and not on the date actually paid. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

         If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in the stock, which gain or loss will be long-term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long-term capital loss to the extent of (1) any long-term capital gain dividends you receive with respect to the stock and (2) your proportionate share of any long-term capital gains that we retain (see the discussion under the caption Distribution Requirements).

         If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:

                  o we will not be allowed to designate any distributions as capital gain dividends;

                  o distributions (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction;

                  o the excess inclusion income rules will not apply to the shareholders; and

                  o you will not receive any share of our tax preference items.

         In this event, however, we could be subject to substantial federal income tax liability as a C corporation, and the amount of earnings and cash available for distribution to you and other shareholders could be significantly reduced or eliminated.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         For each calendar year, we will report to our domestic shareholders and to the Service the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax at a rate of 31% with respect to distributions paid unless you:

                  o are a corporation or come within another exempt category and demonstrate this fact when required; or

                  o provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.

         A domestic shareholder may satisfy this requirement by providing us an appropriately prepared Form W-9. If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the Service.

         Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against your federal income tax liability, provided you furnish the required information to the Service.

TAXATION OF TAX-EXEMPT ENTITIES

         The discussion under this heading only applies to you if you are a tax-exempt entity.

         Subject to the discussion below regarding a pension-held REIT, distributions received from us or gain realized on the sale of our stock will not be taxable as unrelated business taxable income (UBTI), provided that:

                  o you have not incurred indebtedness to purchase or hold our stock;

                  o you do not otherwise use our stock in trade or business unrelated to your exempt purpose; and

                  o we, consistent with our present intent, do not hold a residual interest in a REMIC that gives rise to excess inclusion income as defined under section 860E of the Code.

         If we (or a portion of our assets) were to be treated as a taxable mortgage pool, however, a substantial portion of the dividends you receive may be subject to tax as UBTI.

         In addition, a substantial portion of the dividends you receive may constitute UBTI if we are treated as a "pension-held REIT" and you are a "qualified pension trust" that holds more than 10% by value of our interests at any time during a taxable year. For these purposes, a "qualified pension trust" is any pension or other retirement trust that satisfies the requirements imposed under section 401(a) of the Code. We will be treated as a "pension-held REIT" if
(1) we would not be a REIT if we had to treat stock held in a qualified pension trust as owned by the trust (instead of as owned by the trust's multiple beneficiaries) and (2) (a) at least one qualified pension trust holds more than 25% of our stock by value, or (b) one or more qualified pension trusts (each owning more than 10% of our stock by value) hold in the aggregate more than 50% of our stock by value. Assuming compliance with the ownership limit provisions set forth in our articles of incorporation, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

         If you qualify for exemption under sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code, then distributions received by you may also constitute UBTI. We urge you to consult your tax advisors concerning the applicable set aside and reserve requirements.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO FOREIGN
SHAREHOLDERS

         The discussion under this heading only applies to you if you are not a U.S. person (hereafter, "foreign shareholder"). A U.S. person is a person who is:

                  o     a citizen or resident of the United States;

                  o a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

                  o an estate whose income is includible in gross income for United States Federal income tax purposes regardless of its source; or

                  o a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or
                        (2) the trust was in existence on August 26, 1996, was treated as a domestic trust prior to such date, and has made an election to continue to be treated as a U.S. person.

         This discussion is only a brief summary of the United States federal tax consequences that apply to you, which are highly complex, and does not consider any specific facts or circumstances that may apply to you and your particular situation. We urge you to consult your tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of our stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

         DISTRIBUTIONS TO FOREIGN SHAREHOLDERS

         Except for distributions attributable to gain from the disposition of real property interests or distributions designated as capital gains dividends, distributions you receive from us generally will be subject, to the extent of our earnings and profits, to federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless the distributions are treated as effectively connected with your United States trade or business. If you wish to claim the benefits of an applicable tax treaty, you may need to satisfy certification and other requirements, such as providing Form W-8BEN. If you wish to claim that distributions are effectively connected with your United States trade or business, you may need to satisfy certification and other requirements such as providing Form W-8ECI.

         Distributions you receive that are in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted basis in your stock. If the amount of the distribution also exceeds your adjusted basis, this excess amount will be treated as gain from the sale or exchange of your stock as described below. If we cannot determine at the time we make a distribution whether the distribution will exceed our earnings and profits, the distribution will be subject to withholding at the same rate as dividends. These withheld amounts, however, will be refundable or creditable against your United States federal tax liability if it is subsequently determined that the distribution was, in fact, in excess of our earnings and profits. If you receive a dividend that is treated as being effectively connected with your conduct of a trade or business within the United States, the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally, and may be subject to the branch profits tax if you are a corporation.

         Distributions that we make to you and designate as capital gains dividends, other than those attributable to the disposition of a United States real property interest, generally will not be subject to United States federal income taxation, unless:

            o your investment in our stock is effectively connected with your conduct of a trade or business within the United States; or

            o you are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year, and other requirements are met.

         Distributions that are attributable to a disposition of United States real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980 (FIRPTA), and may also be subject to branch profits tax if you are a corporation that is not entitled to treaty relief or exemption. However, because we do not expect to hold assets that would be treated as United States real property interests as defined by FIRPTA, the FIRPTA provisions should not apply to investment in our stock.

         GAIN ON DISPOSITION TO FOREIGN SHAREHOLDERS

         You generally will not be subject to United States federal income tax on gain recognized on a sale or other disposition of our stock unless:

            o the gain is effectively connected with your conduct of a trade or business within the United States;

            o you are a nonresident alien individual who holds our stock as a capital asset and are present in the United States for 183 or more days in the taxable year and other requirements are met; or

            o     you are subject to tax under the FIRPTA rules discussed below.

         Gain that is effectively connected with your conduct of a trade or business within the United States will be subject to the United States federal income tax on net income that applies to United States persons generally and may be subject to the branch profits tax if you are a corporation. However, these effectively-connected gains will generally not be subject to withholding. We urge you to consult applicable treaties between the United States and your country of residence, which may provide for different rules.

         Under FIRPTA, you may be subject to tax on gain recognized from a sale or other disposition of your stock if we were to both (1) hold United States real property interests and (2) fail to qualify as a domestically-controlled REIT. A REIT qualifies as a domestically-controlled REIT as long as less than 50% in value of its shares of beneficial interest are held by foreign persons at all times during the shorter of (1) the previous five years and (2) the period in which the REIT is in existence. As mentioned above, we do not expect to hold any United States real property interests. Furthermore, we will likely qualify as a domestically-controlled REIT, although no assurances can be provided because our shares are publicly-traded.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

         The information reporting and backup withholding tax requirements (discussed above) will generally not apply to foreign holders in the case of distributions treated as (1) dividends subject to the 30% (or lower treaty rate) withholding tax (discussed above), or (2) capital gain dividends. Also, as a general matter, backup withholding and information reporting will not apply to the payment of proceeds from shares sold by or through a foreign office of a foreign broker. However, in some cases (for example, a sale of shares through the foreign office of a U.S. broker), information reporting is required unless the foreign holder certifies under penalty of perjury that it is a foreign holder, or otherwise establishes an exemption. A foreign shareholder may satisfy this requirement by using an appropriately prepared Form W-8 BEN.

FEDERAL ESTATE TAXES

         In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for United States federal estate tax purposes, unless an applicable treaty provides otherwise.

STATE AND LOCAL TAXES

         We and our shareholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment that applies to us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, we urge you to consult your own tax advisors regarding the effect of state and local tax laws.

                              PLAN OF DISTRIBUTION

         We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

         Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

         Shares may also be sold in one or more of the following transactions:
(a) block transactions in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

         Any underwriting compensation that we pay to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit on resale of the securities that they realize may be deemed to be underwriting discounts and commissions.

         Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

         In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

         The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

         Our common stock is listed on the NYSE under the symbol "TMA" and our Series A Preferred Stock is listed on the NYSE under the symbol "TMA-PrA". Unless otherwise specified in the related prospectus supplement, each series of securities, other than our common stock which is listed on the NYSE, that we sell pursuant to this prospectus will be a new issue with no established trading market. Any shares of common stock sold pursuant to a prospectus supplement will also be listed on the NYSE, subject to official notice of issuance. The preferred stock and any securities other than common stock that we sell pursuant to this prospectus and any supplement thereto will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which we sell securities may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. We cannot, therefore, give any assurance as to the liquidity of or trading market for any securities that we sell, other than our common stock.

                                     EXPERTS

         PricewaterhouseCoopers LLP, independent auditors, have audited our consolidated financial statements for the fiscal years ended December 31, 2000 and 1999. Our consolidated financial statements for the fiscal years ended December 31, 2000 and 1999 incorporated in this prospectus by reference to our Annual Report on Form 10-K have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, given on the authority of said firm as experts in auditing and accounting.

         McGladrey & Pullen, LLP, independent auditors, have audited our consolidated financial statements for the fiscal year ended December 31, 1998, as set forth in their report which is incorporated in this prospectus by reference to our Annual Report on Form 10-K. Our consolidated financial statements for the fiscal year ended December 31, 1998 have been so incorporated in reliance on the report of McGladrey & Pullen, LLP, given on the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the securities offered hereby is being passed upon for us by Jeffers, Shaff & Falk, LLP. The opinion of counsel described under the heading "Federal Income Tax Considerations" is being rendered by Jeffers, Shaff & Falk, LLP. This opinion is subject to various assumptions and is based on current tax law. Michael Jeffers, our Secretary, is a member of that firm and owns 48,086 shares of our common stock, dividend equivalent rights for 15,619 shares, phantom stock rights for 2,586 shares, and owns 1% of the Manager.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC in the Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. This material can also be obtained from the SEC's worldwide web site at http://www.sec.gov. Our common stock is listed on the NYSE under the symbol "TMA" and our Series A Preferred Stock is listed on the NYSE under the symbol "TMA-PrA". All reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005 or by visiting our website at www.thornburg.com.

         We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC under the Exchange Act and these documents are incorporated herein by reference:

            o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

            o Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001; and

            o The descriptions of our common stock, Series A Preferred Stock and Series B Preferred Stock included in our registration statements on Form 8-A, as amended.

         Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

         Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

         You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents which are not specifically incorporated by reference herein) without charge upon written or oral request to Investor Relations, at Thornburg Mortgage, Inc., 119 East Marcy Street, Santa Fe, New Mexico 87501, telephone number (505) 989-1900 or by visiting our website at www.thornburg.com.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The fees and expenses to be paid in connection with the distribution of the securities being registered hereby are estimated as follows:

         Registration fee                                                               $ 75,000
         Listing Fees                                                                   $ 83,000*
         Legal fees and expenses (including Blue Sky fees)                              $ 30,000*
         Accounting fees and expenses                                                   $  5,000*
         Printing                                                                       $ 50,000*
         Miscellaneous                                                                  $ 10,000*
                                                                                        ---------

                  Total                                                                 $253,000*

----------
*Estimated amounts.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 2-418 of the Maryland General Corporation Law provides that a Maryland corporation may indemnify any director or officer of a corporation who is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the person actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director or officer has met the applicable standard of conduct. On the other hand, the director or officer must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors and officers.

         Our Articles of Incorporation provide that our directors and officers will be indemnified to the fullest extent permitted by the laws of Maryland, as amended from time to time.

         The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation contain a provision providing for elimination of the personal liability of our directors and officers to us or our shareholders for money damages to the maximum extent permitted by Maryland law.

         We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

ITEM 16. EXHIBITS.

Exhibit Number             Exhibit Description

         3.1      Articles of Incorporation of the Registrant(a)

         3.1.1 Articles of Amendment to Articles of Incorporation dated June 29, 1995(b)

         3.1.3    Amendment to Articles of Incorporation dated April 27, 2000(c)

         3.2      Amended and Restated Bylaws of the Registrant(d)

         3.2.1.1  Amendment to the Restated Bylaws of the Registrant(e)

         4.3      Specimen Common Stock Certificate(f)

         4.5      Form of Right Certificate(f)

         5.1      Opinion of Jeffers, Shaff & Falk, LLP*

         8.1      Tax Opinion of Jeffers, Shaff & Falk, LLP (included in Exhibit
                  5.1)*

         10.8 Shareholder Rights Agreement with Mellon Investor Services, LLC, dated January 25, 2001(f)

         12.1     Statement Regarding Computation of Ratios*

         23.1     Consent of Jeffers, Shaff & Falk, LLP (included in Exhibit
                  5.1)*

         23.2     Consent of PricewaterhouseCoopers LLP*

         23.3     Consent of McGladrey & Pullen, LLP*

         24.1     Power of Attorney (included in signature page)

----------

*        Being filed herewith.

         (a) Previously filed as part of Form S-11 which went effective on June 18, 1993 and incorporated herein by reference pursuant to Rule 12b-32.

         (b) Previously filed with Registrant's Form 10-Q for the period ended June 30, 1995 and incorporated herein by reference pursuant to Rule 12b-32.

         (c) Previously filed with Registrant's Form 10-Q for the period ended March 31, 2000 and incorporated herein by reference pursuant to Rule 12b-32.

         (d) Previously filed as part of Form S-8 dated July 1, 1994 and incorporated herein by reference pursuant to Rule 12b-32.

         (e) Previously filed with Registrant's Form 10-Q for the period ended September 30, 1999 and incorporated herein by reference pursuant to Rule 12b-32.

         (f) Previously filed with Registrant's Form 10-K for the period ended December 31, 2000 and incorporated herein by reference pursuant to Rule 12b-32.

ITEM 17. UNDERTAKINGS.

                  (a)      The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made, a post-effective amendment to this registration statement:

                                    (i) To include any prospectus required by
                           Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) To reflect in the prospectus any facts
                           or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                                    (iii) To include any material information
                           with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, New Mexico, on May 31, 2001.


                                       THORNBURG MORTGAGE, INC.


                                       By: /s/ Larry A. Goldstone
                                           -------------------------------------
                                           Larry A. Goldstone
                                           President and Chief Operating Officer

         Each person whose signature appears below hereby authorizes Garrett Thornburg and Larry A. Goldstone, and each of them, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


       Name                                         Title                                         Date
       ----                                         -----                                         ----
/s/ Garrett Thornburg                      Chairman of the Board                             May 31, 2001
-------------------------------
Garrett Thornburg

/s/ Larry A. Goldstone                     President and Chief Operating Officer             May 31, 2001
-------------------------------
Larry A. Goldstone

 /s/ Richard P. Story                      Chief Financial Officer and Treasurer             May 31, 2001
-------------------------------            (Principal Accounting Officer)
Richard P. Story

/s/ David A. Ater                          Director                                          May 31, 2001
-------------------------------
David A. Ater

/s/ Joseph H. Badal                        Director                                          May 31, 2001
-------------------------------
Joseph H. Badal

/s/ Ike Kalangis                           Director                                          May 31, 2001
-------------------------------
Ike Kalangis

/s/ Owen M. Lopez                          Director                                          May 31, 2001
-------------------------------
Owen M. Lopez

/s/ James H. Lorie                         Director                                          May 31, 2001
-------------------------------
James H. Lorie

/s/ Francis I. Mullin, III                 Director                                          May 31, 2001
-------------------------------
Francis I. Mullin, III

                                           Director
-------------------------------
Stuart C. Sherman

                                  EXHIBIT INDEX


        EXHIBIT
        NUMBER             DESCRIPTION
        ------             -----------
         3.1      Articles of Incorporation of the Registrant(a)

         3.1.1    Articles of Amendment to Articles of Incorporation dated June
                  29, 1995(b)

         3.1.3    Amendment to Articles of Incorporation dated April 27, 2000(c)

         3.2      Amended and Restated Bylaws of the Registrant(d)

         3.2.1.1  Amendment to the Restated Bylaws of the Registrant(e)

         4.3      Specimen Common Stock Certificate(f)

         4.5      Form of Right Certificate(f)

         5.1      Opinion of Jeffers, Shaff & Falk, LLP*

         8.1      Tax Opinion of Jeffers, Shaff & Falk, LLP (included in Exhibit
                  5.1)*

         10.8     Shareholder Rights Agreement with Mellon Investor Services,
                  LLC, dated January 25, 2001(f)

         12.1     Statement Regarding Computation of Ratios*

         23.1     Consent of Jeffers, Shaff & Falk, LLP (included in Exhibit
                  5.1)*

         23.2     Consent of PricewaterhouseCoopers LLP*

         23.3     Consent of McGladrey & Pullen, LLP*

         24.1     Power of Attorney (included in signature page)

----------

*        Being filed herewith.

         (a) Previously filed as part of Form S-11 which went effective on June 18, 1993 and incorporated herein by reference pursuant to Rule 12b-32.

         (b) Previously filed with Registrant's Form 10-Q for the period ended June 30, 1995 and incorporated herein by reference pursuant to Rule 12b-32.

         (c) Previously filed with Registrant's Form 10-Q for the period ended March 31, 2000 and incorporated herein by reference pursuant to Rule 12b-32.

         (d) Previously filed as part of Form S-8 dated July 1, 1994 and incorporated herein by reference pursuant to Rule 12b-32.

         (e) Previously filed with Registrant's Form 10-Q for the period ended September 30, 1999 and incorporated herein by reference pursuant to Rule 12b-32.

         (f) Previously filed with Registrant's Form 10-K for the period ended December 31, 2000 and incorporated herein by reference pursuant to Rule 12b-32.